                                                        Exhibit 99.B-(d)(11)(ii)

                  AMENDMENT TO INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

     AMENDMENT made as of this 8th day of November, 2004 to the Investment Subadvisory Agreement dated as of March 29, 2002, as amended (the "AGREEMENT"), between ING Life Insurance and Annuity Company, an insurance corporation organized and existing under the laws of the State of Connecticut (the "ADVISER"), and American Century Investment Management, Inc., a Delaware corporation (the "SUBADVISER"). In consideration of the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1. The final WHEREAS clause is hereby deleted in its entirety and replaced the following:

     WHEREAS, pursuant to authority granted to the Adviser in the Advisory Agreement, the Adviser wishes to retain the Subadviser to furnish investment advisory services to one or more of the series of the Company, and the Subadviser is willing to furnish such services to the Company and the Adviser.

2. Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

     1. APPOINTMENT. The Adviser hereby appoints the Subadviser to act as the investment sub-adviser and manager to the series of the Company set forth on APPENDIX A hereto (collectively, the "Portfolio") for the period and on the terms set forth in this Agreement. The Subadviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

     In the event the Company designates one or more series (other than the Portfolio) with respect to which the Adviser wishes to retain the Subadviser to render investment advisory services hereunder, it shall notify the Subadviser in writing. If the Subadviser is willing to render such services, it shall notify the Adviser in writing, whereupon such series shall become a Portfolio hereunder, and be subject to this Agreement.

3.   The following paragraph is hereby inserted at the end of Section 2 (E):

     The Adviser understands and agrees that, should there be a failed trade for the Portfolio that has a material effect on such Portfolio, as determined by the Subadviser, the Subadviser in its discretion either will file a compensation claim with the broker responsible for the failed trade or otherwise make the Portfolio whole for any loss incurred.

4. Section 2 (I) of the Agreement is hereby deleted in its entirety and replaced with the following:

     I. The Subadviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested unless the Adviser gives the Subadviser written instructions to the contrary. If provided with such notice, the Subadviser will vote proxies for the Portfolio according to the Subadviser's voting policies. The Subadviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

The Subadviser will make appropriate personnel available for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of securities in which assets of the Portfolios are invested. Upon request, the Subadviser will submit a written voting recommendation to the Adviser for such proxies. In making such recommendations, the Subadviser shall use its good faith judgment to act in the best interests of the Portfolios. The Subadviser shall disclose to the best of its knowledge any conflict of interest with the issuers of securities that are the subject of such recommendation including whether such issuers are clients or are being solicited as clients of the Subadviser or of its affiliates.

5. APPENDIX A of the Agreement is hereby deleted and replaced with the AMENDED APPENDIX A attached hereto.

6. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

7. In all other respects, the Agreement is confirmed and remains in full force and effect.

8. This Amendment shall become effective as of the later of the date first written above, or the date that Subadviser begins managing the Portfolio, which shall be after any transition manager has completed its duties.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


                                              ING LIFE INSURANCE AND ANNUITY
                                              COMPANY


                                              By:    /s/ Laurie M. Tillinghast
                                                     ---------------------------
                                                     Laurie M. Tillinghast
                                                     Vice President


                                              AMERICAN CENTURY INVESTMENT
                                              MANAGEMENT, INC.

                                              By:    /s/ William M. Lyons
                                                     ---------------------------
                                              Name:  WILLIAM M. LYONS
                                              Title:     PRESIDENT

                               AMENDED APPENDIX A
                                       TO
                        INVESTMENT SUBADVISORY AGREEMENT
                                     BETWEEN
                     ING LIFE INSURANCE AND ANNUITY COMPANY
                                       AND
                  AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.


PORTFOLIOS                                                         ANNUAL SUBADVISER FEE
----------                                                         ---------------------
                                                       (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
ING American Century Select Portfolio(1)                0.40%(2) on the first $500 million of assets
                                                          0.35% on the next $500 million of assets
                                                           0.30% on assets in excess of $1 billion

ING American Century Small Cap Value                      0.80% on the first $50 million of assets
Portfolio                                                     0.75% on assets over $50 million


----------
(1) This Portfolio and any other large cap U.S. equity portfolios managed by Adviser and sub-advised by Subadviser will be combined and assets aggregated to determine the Annual Subadviser Fee.

(2) The Annual Subadviser Fee on the first $500 million will be reduced to 0.35% if Adviser's cumulative U.S. large cap assets under management sub-advised by Subadviser exceed $650 million.